Exhibit 99.01

Glu Reports Second Quarter 2010 Financial Results

Micro Transactions and In Game Advertising Grew 127% Sequentially

SAN MATEO, Calif.--(BUSINESS WIRE)--August 3, 2010--Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of mobile games, today announced financial results for its second quarter ended June 30, 2010.

For the quarter ended June 30, 2010, Glu reported revenues of $16.0 million compared to $19.9 million in the second quarter of 2009. GAAP loss from operations and net loss were $(2.5) million and $(3.2) million, respectively, compared to GAAP loss from operations and net loss of $(2.5) million and $(1.5) million, respectively, in the second quarter of 2009. GAAP loss per basic common share was $(0.10) for the quarter ended June 30, 2010, compared with a GAAP loss per basic common share of $(0.05) in the same period last year. GAAP net loss for the second quarter of 2010 included $(429,000) in foreign exchange losses compared to $759,000 in foreign exchange gains last year.

For the quarter ended June 30, 2010, non-GAAP loss from operations, which excludes stock-based compensation expense, amortization of intangibles arising from business combinations, restructuring charges and MIG earnout expenses, was $(0.4) million, compared to $0.5 million of non-GAAP income from operations in the same period last year. Non-GAAP net loss, which excludes foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities, was $(0.7) million for the quarter ended June 30, 2010, compared to non-GAAP net income of $0.7 million in the same period last year. Non-GAAP loss per basic share was $(0.02) for the quarter ended June 30, 2010, compared to non-GAAP net income per basic share of $0.02 in the same period last year. Excluding non-cash royalty impairments of $663,000 and $589,000 in the quarters ended June 30, 2010 and June 30, 2009, respectively, non-GAAP net loss would have been approximately breakeven in the quarter ended June 30, 2010 compared to non-GAAP net income of $1.3 million in the same period last year.

The Company achieved positive cash flows from operations for the fifth consecutive quarter, generating $0.6 million in cash from operations during the second quarter of 2010. The Company ended the quarter with cash and cash equivalents of $6.2 million while reducing its draw down on its line of credit to $2.8 million. Glu’s cash and cash equivalents balance does not reflect the recently announced private placement, which is expected to close before the end of the third quarter of 2010.

“Upon the completion of our recently announced $13.5 million private placement, we believe that Glu’s current business plan will be fully funded with the resources necessary to scale our smartphone revenues across all platforms worldwide,” stated Niccolo de Masi, Chief Executive Officer of Glu. “Our social, persistent product strategy continues to take shape. We now expect to launch five new persistent titles in the fourth quarter of 2010 and anticipate maintaining this pace in 2011. I am confident our new product strategy will gain traction, especially given the strength we saw in micro transactions and in game advertising during the second quarter of 2010, which increased 127% over the first quarter of 2010. In addition, we are very excited about the recent additions of a Chief Creative Officer, Vice President of E-commerce and Vice President of Marketing to our senior management team and expect them to be instrumental in helping execute our growth strategy going forward.”

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“I am very pleased with our ability to achieve our operating expense reduction goals earlier than anticipated and once again generate positive cash flow from operations during this transition period,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “With our improved balance sheet, we will continue to closely manage our cost structure and endeavor to carefully allocate capital only toward areas that lead to growth. In addition, given our ability to generate positive cash flow from operations during the first half of 2010, we remain confident that we will be cash flow positive from operations for the full year during 2010.”

Business Outlook

The following forward-looking statements reflect expectations as of August 3, 2010. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for mobile handsets, including the next-generation platforms; carriers' and distributors' marketing to consumers, including premium deck placement; continued uncertainty in the global economic environment; carriers' and other distributors’ maintaining their networks and provisioning systems to enable consumer purchases; development delays on Glu's products; competition in the industry; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Third Quarter Expectations – Quarter Ending September 30, 2010:

  GAAP revenue is expected to be between $13.6 million and $14.0 million.
  GAAP net loss is expected to be between $(3.7) million and $(4.0) million, or a net loss of between $(0.10) and $(0.11) per basic share.
  Non-GAAP operating loss is expected to be between $(1.6) million and $(1.9) million.
  Non-GAAP net loss is expected to be between $(2.3) million and $(2.6) million, or a net loss of $(0.07) to $(0.07) per basic share, which excludes $1.1 million for amortization of intangibles, approximately $341,000 of anticipated stock-based compensation expense and approximately $50,000 of anticipated restructuring charges.
  Our income tax expense in the third quarter of 2010 is expected to be approximately $589,000.
  Weighted average common shares outstanding for the third quarter of 2010 are expected to be approximately 35.3 million basic and 35.8 million diluted.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (877) 311-0653, or if outside the U.S., (702) 928-6877, with conference ID # 87600146, to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available at http://www.glu.com/investors under the Investor Calendar and Webcasts menu. An audio replay will be available between 2:30 p.m. Pacific Time, August 3, 2010, and 8:59 p.m. Pacific Time, August 10, 2010, by calling (800) 642-1687, or (706) 645-9291, with conference ID #87600146.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial statements presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP operating income/(loss), non-GAAP net income/(loss) and non-GAAP basic and diluted net income/(loss) per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  MIG earnout expenses; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

Glu may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook" ("Third Quarter Expectations – Quarter Ending September 30, 2010"); our expectation that our recently announced private placement will close during the third quarter of 2010; our belief that upon completion of the private placement, Glu’s current business plan will be fully funded with the resources necessary to scale our smartphone revenues across all platforms worldwide; our expectation that we will launch five new persistent titles in the fourth quarter of 2010 and that we will maintain this pace in 2011; our belief that our new product strategy will gain traction; our expectation that the additions to our management team will be instrumental in helping execute our growth strategy going forward; our efforts to closely manage our cost structure and allocate capital only toward areas that lead to growth; and our expectation that we will be cash flow positive from operations for the full year in 2010. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook"; the risk that our stockholders do not approve the private placement or that another condition to closing is not satisfied; growth of smartphones and advanced networks does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that our expense control initiatives will be insufficient to enable us to be cash flow positive from operations during 2010 or to profitably compete in the market; the risk that we may have insufficient working capital to effectively execute our business strategy, including expanding our smartphone studio capacity and focusing on our new social, persistent product strategy, while continuing to address our traditional carrier-based business, and that, even if we do execute our business strategy, we may not derive the revenues that we expect; the risk that we may fall out of compliance with the financial and other covenants in our credit facility; the risk that we may lose a key intellectual property license or key carrier distribution agreement; the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that changes in wireless carrier plans with their customers may adversely impact sales of our games; the risk that sales of our original intellectual property titles will not continue to favorably impact product mix; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to social, persistent gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on May 14, 2010 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu (NASDAQ:GLUU) is a leading global publisher of mobile games for feature phones and smartphones. Its portfolio of top-rated games includes original titles Beat It!, Bonsai Blast, Brain Genius, Glyder, Jump O’Clock, Stranded, Super K.O. Boxing! and titles based on major brands from partners including Activision, Atari, Fox Mobile Entertainment, Harrah's, Hasbro, Konami, Microsoft, PlayFirst, PopCap Games, SEGA, Sony and Warner Bros. Founded in 2001, Glu is based in San Mateo, Calif. and has offices in Brazil, Canada, China, England, France, Germany, Italy, Russia and Spain. Consumers can find high-quality, fresh entertainment created exclusively for their mobile phones wherever they see the 'g' character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.

BONSAI BLAST, BRAIN GENIUS, GLU, GLU MOBILE, JUMP O’CLOCK, STRANDED, SUPER K.O. BOXING! and the 'g' character logo are trademarks of Glu Mobile

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$6,152	$10,510
Accounts receivable, net	11,165	16,030
Prepaid royalties	4,330	6,738
Prepaid expenses and other current assets	2,650	2,520
Total current assets	24,297	35,798

Property and equipment, net	2,557	3,344
Prepaid royalties	42	96
Other long-term assets	769	833
Intangible assets, net	10,725	13,059
Goodwill	4,628	4,608
Total assets	$43,018	$57,738

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,918	$4,480
Accrued liabilities	1,005	817
Accrued compensation	3,351	1,829
Accrued royalties	9,889	12,604
Accrued restructuring	845	1,406
Deferred revenues	1,091	914
Current portion of long-term debt	9,054	16,379
Total current liabilities	29,153	38,429
Other long-term liabilities	7,678	7,616
Total liabilities	36,831	46,045

Common stock	3	3
Additional paid-in capital	189,301	188,078
Accumulated other comprehensive income	1,076	931
Accumulated deficit	(184,193)	(177,319)
Stockholders' equity	6,187	11,693
Total liabilities and stockholders' equity	$43,018	$57,738

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues	$15,952	$19,872	$33,241	$40,647

Cost of revenues:
Royalties	4,280	5,667	8,971	11,480
Impairment of prepaid royalties and guarantees	663	589	663	589
Amortization of intangible assets	1,006	1,412	2,234	4,260
Total cost of revenues	5,949	7,668	11,868	16,329
Gross profit	10,003	12,204	21,373	24,318

Operating expenses:
Research and development	6,229	6,648	12,890	13,045
Sales and marketing	2,437	3,546	5,408	7,658
General and administrative	3,052	3,905	6,865	8,390
Amortization of intangible assets	52	51	107	102
Restructuring charge	693	513	1,287	513
Total operating expenses	12,463	14,663	26,557	29,708

Loss from operations	(2,460)	(2,459)	(5,184)	(5,390)

Interest and other income/(expense), net:
Interest income	6	61	13	79
Interest expense	(137)	(365)	(441)	(729)
Other income/(expense), net	(429)	761	(763)	300
Interest and other income/(expense), net	(560)	457	(1,191)	(350)

Loss before income taxes	(3,020)	(2,002)	(6,375)	(5,740)
Income tax benefit/(provision)	(198)	464	(499)	(1,555)
Net loss	$(3,218)	$(1,538)	$(6,874)	$(7,295)

Net loss per share - basic and diluted	$(0.10)	$(0.05)	$(0.22)	$(0.25)

Weighted average common shares outstanding - basic and diluted	30,676	29,621	30,567	29,608

Stock-based compensation expense included in:
Research and development	$116	$200	$280	$380
Sales and marketing	40	159	113	310
General and administrative	193	405	480	838
Total stock-based compensation expense	$349	$764	$873	$1,528

Glu Mobile Inc.	Three Months Ended
GAAP to Non-GAAP Reconciliation	June 30, 2010
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	1,006	(1,006)		-
Total cost of revenues	5,949	(1,006)		4,943
Gross profit	10,003	1,006		11,009

Research and development	6,229	(116)	a	6,113
Sales and marketing	2,437	(40)	a	2,397
General and administrative	3,052	(193)	a	2,859
Amortization of intangible assets	52	(52)		-
Restructuring charge	693	(693)		-
Total operating expenses	12,463	(1,094)		11,369

Loss from operations	(2,460)	2,100		(360)

Interest and other expense, net	(560)	429	b	(131)
Loss before income taxes	(3,020)	2,529		(491)

Net loss	(3,218)	2,529		(689)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.10)			$(0.02)
Non-GAAP net loss per share - diluted	$(0.10)			$(0.02)
Shares used in computing basic net loss per share	30,676			30,676
Shares used in computing diluted net loss per share	30,676			30,676

a - Excluded amount represents stock-based compensation expense of $349
b - Excluded amount represents foreign currency exchange loss

Glu Mobile Inc.	Three Months Ended
GAAP to Non-GAAP Reconciliation	June 30, 2009
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	1,412	(1,412)		-
Total cost of revenues	7,668	(1,412)		6,256
Gross profit	12,204	1,412		13,616

Research and development	6,648	(200)	a	6,448
Sales and marketing	3,546	(378)	a	3,168
General and administrative	3,905	(405)	a	3,500
Amortization of intangible assets	51	(51)		-
Restructuring charge	513	(513)		-
Total operating expenses	14,663	(1,547)		13,116

Income/(loss) from operations	(2,459)	2,959		500

Interest and other income/(expense), net	457	(759)	b	(302)
Income/(loss) before income taxes	(2,002)	2,200		198

Net income/(loss)	(1,538)	2,200		662
	-			-
Reconciliation of net income/(loss) and net income/(loss) per share:
Non-GAAP net income/(loss) per share - basic	$(0.05)			$0.02
Non-GAAP net income/(loss) per share - diluted	$(0.05)			$0.02
Shares used in computing basic net income/(loss) per share	29,621			29,621
Shares used in computing diluted net income/(loss) per share	29,621			29,808

a - Excluded amount represents stock-based compensation expense of $764 and MIG earnout expense of $219
b - Excluded amount represents foreign currency exchange gains

Glu Mobile Inc.	Six Months Ended
GAAP to Non-GAAP Reconciliation	June 30, 2010
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	2,234	(2,234)		-
Total cost of revenues	11,868	(2,234)		9,634
Gross profit	21,373	2,234		23,607

Research and development	12,890	(280)	a	12,610
Sales and marketing	5,408	(113)	a	5,295
General and administrative	6,865	(480)	a	6,385
Amortization of intangible assets	107	(107)		-
Restructuring charge	1,287	(1,287)		-
Total operating expenses	26,557	(2,267)		24,290

Loss from operations	(5,184)	4,501		(683)

Interest and other expense, net	(1,191)	761	b	(430)
Loss before income taxes	(6,375)	5,262		(1,113)

Net loss	(6,874)	5,262		(1,612)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.22)			$(0.05)
Non-GAAP net loss per share - diluted	$(0.22)			$(0.05)
Shares used in computing basic net loss per share	30,567			30,567
Shares used in computing diluted net loss per share	30,567			30,567

a - Excluded amount represents stock-based compensation expense of $873.
b - Excluded amount represents foreign currency exchange losses.

Glu Mobile Inc.	Six Months Ended
GAAP to Non-GAAP Reconciliation	June 30, 2009
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	4,260	(4,260)		-
Total cost of revenues	16,329	(4,260)		12,069
Gross profit	24,318	4,260		28,578

Research and development	13,045	(380)	a	12,665
Sales and marketing	7,658	(1,185)	a	6,473
General and administrative	8,390	(838)	a	7,552
Amortization of intangible assets	102	(102)		-
Restructuring charge	513	(513)		-
Total operating expenses	29,708	(3,018)		26,690

Income/(loss) from operations	(5,390)	7,278		1,888

Interest and other expense, net	(350)	(298)	b	(648)
Income/(loss) before income taxes	(5,740)	6,980		1,240

Net loss	(7,295)	6,980		(315)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.25)			$(0.01)
Non-GAAP net loss per share - diluted	$(0.25)			$(0.01)
Shares used in computing basic net loss per share	29,608			29,608
Shares used in computing diluted net loss per share	29,608			29,608

a - Excluded amount represents stock-based compensation expense of $1,528 and MIG earnout expenses of $875
b - Excluded amount represents foreign currency exchange gains.

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Glu generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Glu generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Restructuring Charges. Glu undertook restructuring activities in 2009, and recorded (1) a non-cash restructuring charge due to a change in the sublease probability assumptions for the portion of the Company’s corporate headquarters that were vacated in 2008 and the costs to exit a portion of the Company’s EMEA headquarters, (2) a restructuring charge related to termination benefits to be paid pursuant to the transition agreement with the former CEO and (3) cash restructuring charges due to termination of certain employees in Glu’s US and EMEA offices. In the first and second quarters of 2010, Glu recorded restructuring charges related to termination of certain employees in the Company’s China, United States and European offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect the Company's ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

MIG Earnout Expenses. As part of the acquisition of MIG, Glu committed to pay additional consideration in the form of cash and stock to the MIG shareholders and bonus payments in the form of stock to two officers of MIG, who were also MIG shareholders. Glu initially recorded the estimated contingent consideration and bonuses earned by the two officers as stock-based and non-equity compensation over the two-year vesting period ending December 31, 2009, and has excluded from its non-GAAP financial measures the impact of the non-equity component of the additional consideration. In the quarter ended December 31, 2008, Glu restructured these payments into debt obligations that become due at various times through December 31, 2010. Glu believes that these earnout expenses affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare the Company's core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2009 and the first and second quarters of 2010 were as follows (in thousands):

March 31, 2009	(461)
June 30, 2009	759
September 30, 2009	(28)
December 30, 2009	(215)
FY 2009	55

March 31, 2010	(332)
June 30, 2010	(429)
FY 2010	(761)

CONTACT:
Glu Mobile Inc.
Kathy de Leon, 650-532-2421
kathy.deleon@glu.com
or
Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com